Exhibit 99(a)

ABX Air, Inc. Reports Fourth Quarter Profit

WILMINGTON, Ohio – February 23, 2004 – ABX Air, Inc. (OTCBB: ABXA.OB) today reported a profit in its first full quarter of operations as an independent company.

Annual and Fourth Quarter Results

For the fourth quarter of 2003, ABX Air reported revenue of $274.1 million and net earnings of $7.6 million or $0.13 per diluted share. For the fourth quarter of 2002, ABX posted revenues of $310.7 million and net earnings of $3.5 million, or $0.06 per diluted share.

For the year ended December 31, 2003, ABX reported revenue of $1.16 billion and a net loss of ($446.9) million or ($8.52) per share. The loss resulted from a $466.1 million impairment charge, net of taxes, taken during the third quarter of 2003. Excluding the impairment charge, net earnings were $19.2 million, or $0.33 per diluted share. For the year ended December 31, 2002, ABX had revenues of $1.17 billion and net earnings of $13.3 million, or $0.23 per diluted share.

ABX became an independent public company effective August 16, 2003, as a result of the separation from its former parent company, Airborne, Inc. (“Airborne”), which was acquired by DHL Worldwide Express B. V. (“DHL”). Accordingly, results for 2003 reflect 227 days of operations as a wholly owned subsidiary of Airborne, Inc., and 138 days as an independent public company. As such, making financial comparisons to previous periods is difficult.

The impairment charge was recorded after separation from Airborne as required by Statement of Financial Accounting Standard (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Application of SFAS 144 resulted in an impairment of ABX assets and adjustment to fair value. The impairment charge resulted in a net deferred tax asset position, which under provisions of SFAS No. 109, “Accounting for Income Taxes,” was fully offset by a valuation allowance established due to the likelihood that future taxable earnings generated would not allow for full utilization of the deferred tax asset position.

Post – Separation Results as an Independent Public Company (138 days)

For the period August 16 through December 31, 2003, ABX reported revenue of $401.6 million and net earnings, excluding the impairment charge, of $10.6 million, or $0.18 per diluted share. Net earnings from two commercial agreements, an aircraft, crew, maintenance and insurance agreement (“ACMI”) and a hub and line-haul services agreement (“Hub Services”) with Airborne/DHL accounted for 99% of the post-separation revenue and 86% of the post-separation net earnings. For the fourth quarter, the two commercial agreements accounted for 99% and 83% of the revenue and net earnings, respectively. (See summary table of post-separation operating results at the end of this release.)

“The culture among our employees has always been to provide maximum value to our customers. That has not changed since going forward as an independent company,” said Joe Hete, President and CEO. “We have continued to focus on further improving productivity while providing premium service. Maximizing the value that Airborne/DHL receives in our commercial arrangements allows them to leverage our cost efficiencies and excellent service to expand their domestic customer base. At the same time, we will continue to build upon our core strengths and expertise to expand our non-Airborne business where higher margins can be attained.”

Under the ACMI agreement, ABX Air provides aircraft, flight crews, associated aircraft maintenance and insurance to support Airborne/DHL’s package delivery network. Under the Hub Services agreement, ABX provides package sorting and handling services, truck line-haul services, and airport, equipment and facilities maintenance services to Airborne/DHL. Both contracts generally provide compensation to ABX on a cost-plus basis, with a base mark-up of 1.75% and a potential to earn incremental mark-ups depending on the attainment of contractually specified cost and service goals. Certain costs covered under these agreements, such as jet fuel expense, are reimbursable only, without mark-up.

Since the separation, the base mark-up of 1.75% under the two commercial agreements resulted in earnings of $5.5 million, while the total incremental mark-up was an additional $3.6 million, or 1.1% of costs subject to mark-up. The incremental mark-up earned from cost related goals totaled $2.4 million, including $1.9 million, or 1.1% on ACMI costs, and $0.5 million, or 0.4% on Hub Services costs. The incremental mark-up earned for service goals was $1.2 million, with $0.3 million, or 0.2% coming from the ACMI agreement, and $0.9 million, or 0.6% coming from the Hub Services agreement.

Beginning in 2004, incremental mark-up on the cost goals in the two agreements will be determined based on a weighting of 40% for quarterly budget performance and 60% related to annual budget performance. The service goals are annual, with the entire incremental mark-up earned for the year being recognized in the fourth quarter.

Labor related costs comprise a significant portion of ABX’s total operating costs. Excluding flight and aircraft maintenance employees, where labor hours are not directly related to piece volumes processed on behalf of Airborne/DHL, pieces handled per paid hour in the fourth quarter 2003 improved 12.5% compared to fourth quarter 2002. For the full year 2003, labor productivity improvements resulted in a 5.4% increase in pieces handled per paid hour as compared to 2002.

Total packages handled in the fourth quarter grew 1.4% to 125.5 million, compared to 123.7 million packages in the fourth quarter of 2002. For 2003, including the period prior to the separation from Airborne, total packages handled increased 4.1% to 474.9 million pieces, compared to 456.2 million in 2002. The increase in packages handled was driven by growth in Airborne’s ground product.

On-time performance (defined as arrival within 15 minutes of the schedule established by Airborne/DHL) for ABX scheduled aircraft and contracted truck line-hauls was the highest fourth quarter in the history of ABX. ABX realized 80.0% and 81.6% of the maximum incremental mark-up for service goals available under the ACMI and Hub Services agreements, respectively.

“We had a record holiday season,” Hete said. “I am extremely pleased by our employees continued focus and commitment to excellent service, while at the same time achieving significant productivity improvements. We are prepared to grow along with our largest customer, which has committed significant resources to building its domestic presence.”

Outlook

“Looking ahead, our focus will be on continuing to provide value to our primary customer, Airborne/DHL,” Hete said. “To the extent Airborne/DHL is successful in growing its business, we would also hope to benefit through increased shipment volumes that we handle on their behalf. We do anticipate that as DHL and Airborne complete the integration of their delivery networks, however, they will seek to eliminate duplicative costs, including those related to their services providers. While the scope of services we provide under the two agreements cannot be reduced for the first year, beginning August 16, 2004, Airborne may terminate ACMI aircraft, add, delete or modify the air routes we operate under the ACMI agreement, as well as add, delete or modify the services we provide under the Hub Services agreement. We are striving to remain Airborne’s preferred service provider by continuing to deliver premium service at a reasonable price. In fact, in January 2004, we were awarded the handling of DHL’s ground product, as part of the Hub Services agreement. “

Hete continued, “An area of additional focus will be to grow our non-Airborne/DHL revenues by developing and expanding services that build on our strengths and expertise. While we are pleased with the growth rate and margins of non-Airborne revenue to date, obviously there can be no guarantee that the rate of growth or margins can be maintained.”

ABX Air, Inc. is a cargo airline with a fleet of 115 aircraft that operates out of Wilmington, Ohio, and eleven hubs throughout the United States. In addition to providing airlift capacity to Airborne, an indirectly wholly owned subsidiary of DHL Worldwide Express, B.V., ABX Air provides charter and maintenance services to a diverse group of customers. With over 7,200 employees, ABX is the largest employer in a several county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause actual results of ABX Air, Inc. to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, challenges in operating as a stand-alone company as a result of our separation from Airborne, Inc., our former parent company, which was acquired by DHL Worldwide Express B.V., on August 15, 2003, a significant reduction in the scope of services under our commercial agreements with Airborne, Inc., as well as other risk factors identified from time to time in our periodic filings with the Securities and Exchange Commission. Readers should carefully review this release and should not place undue reliance on our forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this release. We undertake no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABX AIR, INC.

CONSOLIDATED FINANCIAL RESULTS

(In thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002
REVENUES	$274,065	$310,707	$1,160,959	$1,173,735
OPERATING EXPENSES:
Salaries, wages and benefits	119,771	115,182	472,028	451,474
Purchased line-haul	49,668	47,658	171,695	150,281
Fuel	38,539	36,423	150,454	129,321
Maintenance, materials and repairs	26,816	28,814	114,032	116,254
Depreciation and amortization	9,180	34,532	98,503	147,993
Landing and ramp	6,515	7,678	27,816	26,082
Rent	1,653	3,151	9,748	11,982
Other operating expenses	11,995	24,028	74,978	91,813
Impairment charge	—	—	600,871	—

	264,137	297,466	1,720,125	1,125,200

EARNINGS (LOSS) FROM OPERATIONS	9,928	13,241	(559,166)	48,535

INTEREST, NET OF INTEREST INCOME	2,315	7,220	16,379	25,866

EARNINGS (LOSS) BEFORE INCOME TAXES	7,613	6,021	(575,545)	22,669
INCOME TAX BENEFIT (EXPENSE)	—	(2,492)	128,644	(9,383)

NET EARNINGS (LOSS)	$7,613	$3,529	$(446,901)	$13,286

EARNINGS PER SHARE:
Basic earnings per share	$0.14	$0.07	$(8.52)	$0.25

Diluted earnings per share	$0.13	$0.06	$(8.52)	$0.23

WEIGHTED AVERAGE SHARES:
Basic	53,562	52,107	52,474	52,107

Diluted	58,521	58,521	52,474	58,521

ABX AIR, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	December 31 2003	December 31 2002
ASSETS:
Cash	$65,741	$33
Accounts Receivable, net	5,482	2,318
Other Current Assets	18,763	60,812

Total Current Assets	89,986	63,163

Property and Equipment, net	312,803	1,089,485
Other Assets	10,317	21,360

Total Assets	$413,106	$1,174,008

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities	$113,140	$133,246

Long Term Obligations	241,300	808,440
Stockholders’ Equity	58,666	232,322

Total Liabilities and Stockholders’ Equity	$413,106	$1,174,008

ABX AIR, INC.

POST – SEPARATION EARNINGS SUMMARY

(In thousands)

	For the quarter ended December 31, 2003
	ACMI	Hub Services	Other Reimbursable	Airborne/DHL Subtotal	Non Airborne/DHL	Total
Revenues	$121,031	$100,756	$48,818	$270,605	$3,460	$274,065

Operating expenses	116,077	97,882	47,991	261,950	2,187	264,137
Interest expense	1,488	—	827	2,315	—	2,315

Total expense	117,565	97,882	48,818	264,265	2,187	266,452

Net earnings	$3,466	$2,874	$—	$6,340	$1,273	$7,613

	For the 138 days ended December 31, 2003
	ACMI	Hub Services	Other Reimbursable	Airborne/DHL Subtotal	Non Airborne/DHL	Total
Revenues	$178,692	$145,933	$72,341	$396,966	$4,647	$401,613

Operating expenses	171,132	142,068	71,117	384,317	3,185	387,502
Interest expense	2,317	—	1,224	3,541	—	3,541

Total expense (1)	173,449	142,068	72,341	387,858	3,185	391,043

Net earnings	$5,243	$3,865	$—	$9,108	$1,462	$10,570

(1)	Excludes impairment charge of $600.9 recorded in the third quarter 2003.

ABX AIR, INC.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(In thousands except per share data)

This communication release includes a non-GAAP measure of net income for 2003 operating results which excludes the impairment charge and the tax effects related to our separation from Airborne, Inc. on August 15, 2003. Excluding the impairment charge, net of tax, is important when forming expectations about our future operating results. The table below presents a reconciliation of our non-GAAP measures to the most directly comparable GAAP measures.

	For the periods ended December 31, 2003
	138 days	Year
GAAP net loss	$(455,563)	$(446,901)

Unusual items:
Impairment charge	600,871	600,871
Tax benefit on impairment	(134,738)	(134,738)

Non-GAAP net earnings	$10,570	$19,232

GAAP diluted loss per share	$(8.68)	$(8.52)
Effect of unusual items, net of tax	8.88	8.88
Effect of anti-dilutive equivalent shares	(0.02)	(0.03)

Non-GAAP diluted EPS	$0.18	$0.33